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EXHIBIT 10.4

                         EXECUTIVE EMPLOYMENT CONTRACT,
  DATED AS OF MARCH 31, 2004, BETWEEN TRACY MORGAN AND ADVANTAGE FINANCE, INC.

                          EXECUTIVE EMPLOYMENT CONTRACT

   THIS CONTRACT is made as of March 31, 2004 ("Effective Date"), between ADVANTAGE FINANCE, INC. ("Advantage"), an Ohio corporation having an address of 118 S. Sandusky Avenue, P.O. Box 90, Upper Sandusky, Ohio 43351, and TRACY MORGAN ("Mr. Morgan"), having an address of __________________________________, for Mr. Morgan's employment by Advantage as President ("President") of Advantage.

                                   BACKGROUND

   A. Advantage desires to employ Mr. Morgan under the terms and conditions set forth in this Contract.

   B. Mr. Morgan desires to be employed by Advantage under the terms set forth in this Contract. In consideration of the promises contained in this Contract, the parties agree as follows:

   1. EMPLOYMENT. Upon the terms and subject to the conditions of this Contract, Advantage hereby agrees to employ Mr. Morgan. Upon the terms and subject to the conditions of this Contract, Mr. Morgan agrees to serve as a full time employee of Advantage.

   2. SERVICES RENDERED.

      (a) General. Mr. Morgan shall render services and perform the duties of the position of President of Advantage. Subject to Subsections 2(b) and 2(d), Mr. Morgan shall perform such other duties and have such other responsibilities for Advantage as are of the same character and nature as those typically performed by the president of a finance company of comparable size and with a comparable market to that of Advantage.

      (b) Reporting. Mr. Morgan shall be subject to the supervision and direction of the Board of Directors of Advantage ("Board"). Mr. Morgan shall have the authority set by the Advantage Code of Regulations and the authority delegated by the Board. Mr. Morgan will report to the Chair of the Board and to the Board. The Chair of the Board will participate in an annual evaluation by the Board of Mr. Morgan's performance.

      (c) Full time employee. Mr. Morgan shall devote his full time employment during the term of this Contract to the faithful and diligent performance of his duties for Advantage. Mr. Morgan shall not engage in other business activities, whether or not the business activities are pursued for gain, profit, or other pecuniary advantage without the prior written consent of Advantage.

      (d) Adherence to standards. Mr. Morgan shall perform all duties in a competent and professional manner. Mr. Morgan shall abide by the Articles of Incorporation and Code of Regulations of Advantage; the rules, regulations, policies, and performance objectives of Advantage as they exist from time to time; applicable ethical and business standards; and the law. The parties understand that collaborative goals and objectives will be developed, and that progress towards these established criteria will be used to determine performance. Mr. Morgan shall be responsible for developing risk management policies and procedures for Advantage that use as primary tools for risk management compliance with ethical, legal, and business standards; training; and audits and other retrospective reviews of compliance with appropriate standards. Advantage intends to grow, to seek additional markets, and to increase profitability (which intentions Mr. Morgan acknowledges), and, as a result, Mr. Morgan and Advantage acknowledge that performance standards may change as Advantage changes; however, compliance with ethical standards and the law shall remain constant.

   3. COMPENSATION.

      (a) Base salary. During the initial term of this Contract, Advantage shall pay Mr. Morgan a base salary of $75,000, subject to all applicable withholdings, in accordance with the then current policies of Advantage for executive compensation. The base salary provided by this Section 3(a) as adjusted under
Section 3(c) may be called "base salary".

      (b) Employee benefits. In addition to the base salary, Advantage shall provide to, or for the benefit of, Mr. Morgan the following employee benefits:

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            (i) Vacation and sick leave. Participation in the vacation and sick leave plan maintained for executives of Advantage, which includes three weeks of vacation until Mr. Morgan's 15-year anniversary with Advantage and four weeks thereafter.

            (ii) Business expense reimbursement. Reimbursement for, or payment of, the reasonable business and entertainment expenses incurred by Mr. Morgan on behalf of Advantage pursuant to the written policies of Advantage or as otherwise approved by the Board.

            (iii) Continuing education/seminars. Reimbursement for reasonable expenses incurred by Mr. Morgan for continuing education or seminar programs attended by Mr. Morgan that are approved by Advantage. Such attendance shall not constitute vacation time, if the attendance is approved by the Chair of the Board.

            (iv) Benefit plans. Participation in the retirement and welfare benefit plans made available to the employees of Advantage and in any such other similar plans maintained by Advantage on the same basis as the other executive employees of Advantage who participate in such plans.

            (v) Deferred compensation program. Participation in Advantage's deferred compensation program to the extent authorized by law.

            (vi) Health and disability insurance plans. Participation in the family group health, disability, and other insurance plans made available to the employees of Advantage and in any such other similar plans maintained for the executives of Advantage on the same basis as the other executives participating in such plans.

            (vii) Life insurance plans. A term life insurance policy upon the life of Mr. Morgan in an amount equal to one and one-half times his annual base salary continuing on if Mr. Morgan becomes partially or permanently disabled.

            (viii) Memberships. Reimbursement for, or payment of, the membership dues and other expenses required to maintain the membership of Mr. Morgan in certain clubs and organizations that Advantage determines are beneficial to Advantage.

            (ix) Automobile. One new automobile for use within a 60-mile radius of Upper Sandusky. Advantage may replace the automobile at such time or times as Advantage may choose. Advantage shall furnish liability insurance, routine maintenance, and fuel. Employee shall operate the vehicle in a lawful manner, shall be responsible for all violations of law related to the vehicle, shall be responsible for insuring that the automobile is maintained, shall maintain the vehicle in first-class salable condition, and shall insure that the automobile is available for Mr. Morgan's use in the business of Advantage. If it is necessary or desirable to make major repairs to the automobile, Mr. Morgan shall seek the prior approval of Advantage. Mr. Morgan shall be responsible for major repairs resulting from improper or imprudent use or maintenance of the automobile. "Major repairs" include repairing damage suffered in accidents, tire replacement, and other repairs outside the regular schedule of maintenance recommended by the manufacturer of the vehicle.

   Mr. Morgan shall submit regular reports of personal use of the employee benefits required under the Internal Revenue Code to be treated as taxable income to Mr. Morgan in order to allow Advantage to determine the amount that must be reported to the Internal Revenue Service as compensation to Mr. Morgan. In providing the employee benefits under this Section 3(b), the Board may determine that the payment for any or all of such employee fringe benefits shall be taken from the pre-tax salary of Mr. Morgan, to the extent permissible under applicable law.

   The benefits provided under this Section 3(b) and under annual adjustments, if any, under Section 3(c) may be called "employee benefits".

      (c) Annual review. Mr. Morgan's base salary and employee benefits will be reviewed and, in the discretion of Advantage, shall be subject to adjustment not less frequently than annually, at the end of each calendar year during the term of this Contract. Any adjustments to Mr. Morgan's base salary and employee benefits (including any decision not to adjust base salary or employee benefits) shall be made in the sole discretion of the Board.

   4. TERM AND TERMINATION.

      (a) Term; renewal; and non-renewal. Mr. Morgan's employment and this Contract are effective as of the Effective Date and shall remain in full force and effect for a period expiring March 31, 2006, unless earlier terminated. Mr. Morgan's employment and this Contract shall be renewed automatically for a one year period following the conclusion of the original term and following the end of each subsequent one year period upon the terms and conditions set forth in this Contract, unless either party

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gives written notification to the other party of the intention not to renew this
Contract or to alter any of its terms and conditions not less than 60 days prior to the termination hereof.

      (b) Termination by Advantage without cause. Advantage may terminate Mr. Morgan's employment without cause by giving Mr. Morgan a notice of termination. The notice of termination without cause shall be effective upon the earlier of actual receipt by Mr. Morgan or two days after mailing by first class mail. If Advantage terminates the employment of Mr. Morgan without cause attributable to Mr. Morgan, for a period of twelve (12) months commencing the date on which Mr. Morgan is given notice of the decision to terminate, Advantage shall pay to Mr. Morgan the base salary in effect on the date of the notice of the decision to terminate and provide or pay continuation and all Employee Benefits identified in Section 3(b) of this Contract, except for reimbursement under Section 3(b)(ii) of business expenses incurred after notice of termination, continuing education and seminar programs under Section 3(b)(iii) occurring after notice of termination, and membership expenses in clubs and organizations under Section 3(b)(ix) (except for minimum costs necessary to maintain membership for six months after notice of termination) (collectively, "continuation compensation"). Federal, state and local taxes, as well as social security contributions and other normal deductions will be withheld from any continuation compensation. During the period that Mr. Morgan receives continuation compensation, Employee Benefits shall be reduced by any similar benefits received from third parties such as a subsequent employer. Neither termination of Mr. Morgan's employment voluntarily by Mr. Morgan nor a termination of Mr. Morgan's employment arising out of illness or disability to perform the duties of his position will be a termination without cause under this Subsection. Morgan shall notify Advantage in writing within 24 hours after accepting full or part-time employment with a third party.

      (c) Termination by Mr. Morgan; termination by Advantage with cause. Mr. Morgan may terminate his employment under this Contract by giving Advantage 60 days notice of his intention to resign. Advantage may terminate Mr. Morgan's employment with cause by giving Mr. Morgan notice of termination for cause. The notice of termination for cause is not required to describe the cause or causes, but must state that the "termination of employment is for cause". The notice of termination for cause shall be effective upon the earlier of actual receipt by Mr. Morgan or two business days after mailing by first class mail. If Mr. Morgan voluntarily terminates his employment or if Advantage terminates Mr. Morgan's employment with cause, Advantage will not be obligated to pay continuation compensation after the date of termination, except as required by law. "Cause" includes, but is not limited to, conduct by Mr. Morgan concerning any one or more of the following: failure to adhere to ethical standards or the law; moral and ethical misdeeds conducted on the job; failure to carry out the duties of employment or to carry out directions of the Board; willful misconduct; conviction of a felony; or conduct that otherwise interferes with the performance of Mr. Morgan's duties or Advantage's business, including any conduct that adversely reflects upon Advantage or its business and any conduct committed during or outside of the employment relationship that, reasonably considered, harms the reputation of Advantage. As used in this subsection, "conduct" includes one or more acts, one or more failures to act, or any combination of the foregoing.

      (d) Termination upon permanent disability. Mr. Morgan's employment shall terminate upon the permanent disability of Mr. Morgan. "Permanent disability" means Mr. Morgan's physical or mental inability to perform the services required under this Contract caused by a physical or mental condition or impairment for a period exceeding 180 days. If a disability prevents Mr. Morgan from performing the services required under this Contract, Mr. Morgan shall receive such short-term and long-term disability coverage as shall have been purchased under the programs then available to employees of Advantage.

      (e) Consequences of termination of employment. Except for post-employment obligations concerning continuation compensation, disability benefits, non-competition, and confidentiality, upon termination of Mr. Morgan's employment for any reason, this Contract shall terminate, Mr. Morgan shall cease all activity on behalf of Advantage and its affiliates, Mr. Morgan shall automatically, without further action by either party, be discharged from all offices of Advantage and all offices of affiliates of Advantage held by Mr. Morgan, Mr. Morgan shall confirm his discharge by resigning from all offices of Advantage and its affiliates, Mr. Morgan shall resign from all boards of Advantage and the affiliates of Advantage, and Mr. Morgan shall resign from all employment by Advantage and affiliates of Advantage. Mr. Morgan agrees that provisions of this Subsection related to resignation are reasonable and that remedies at law would be inadequate for a breach of the provisions of this Subsection related to resignation. For these reasons, Advantage may enforce the obligations of Mr. Morgan under this Subsection by injunctive relief, including a temporary restraining order, a preliminary injunction, and a

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permanent injunction and by an award for fees, costs, and expenses incurred by
Advantage to enforce this Subsection, including (but not limited to) attorneys' fees, costs and expenses, and other expenses incurred to enforce this Subsection.

      Upon termination of this Contract with Advantage for any reason, Mr. Morgan shall promptly deliver to Advantage all physical property of Advantage under his possession, custody or control, including (but not limited to), keys, plans, designs, computer programs, computer lists, prospect lists, records, letters, notes, reports, financial information, and all other materials relating to Advantage, its subsidiaries and its affiliates, their businesses, or their clients and customers.

   5. NONCOMPETITION. During the initial term of this Contract any renewal term, and for a period of one year following termination of this Contract for any reason, Mr. Morgan shall not provide services, by himself or by any entity in which he has any ownership interest, or as an employee for any finance company or any financial institution or bank holding company or any affiliate of a finance company, financial institution, or bank holding company that provides services to any customers or prospective customers of Advantage.

   During the term of this Contract (initial term and any renewal period) and for a period of one year thereafter, Mr. Morgan (for himself or on behalf of a third party) shall not employ, offer to employ, or solicit employment of any employee of Advantage or any of its affiliates, subsidiaries or any professional under contract with Advantage or any of its subsidiaries.

   Mr. Morgan agrees that he has received consideration to which he was not otherwise entitled in return for his obligations under this Section, and that the provisions of this Section are reasonable and necessary to protect the legitimate business interests of Advantage, and are reasonable with respect to time, territory, and business. Mr. Morgan shall pay any and all legal fees, costs, and other expenses incurred by Advantage in the course of legal action to enforce the provisions of this Section. Mr. Morgan agrees that the remedies at law for a breach of this Section would be inadequate to protect Advantage because money damages would be difficult, if not impossible, to ascertain and would be estimable only by conjecture, and therefore, Mr. Morgan agrees that Advantage will be entitled to injunctive relief, including a temporary restraining order, a preliminary injunction and a permanent injunction for any such breach as well as all reasonable attorneys' fees, and costs and other expenses incurred to enforce this provision. The duty to arbitrate disputes under this Contract shall not apply to any claim for violation of this Section.

   The obligations of Mr. Morgan under this Section shall survive the termination of the Contract for any reason.

   6. CONFIDENTIALITY. Mr. Morgan hereby acknowledges that he may be required to handle Confidential Business Information in the performance of his responsibilities. Mr. Morgan is aware that this is proprietary information to Advantage or the party supplying it and the exclusive property of Advantage or its clients and customers, and Mr. Morgan shall not disclose the Confidential Business Information in any manner at any time, to others inside or outside Advantage or to unauthorized employees and officers of Advantage. Unauthorized disclosure or other mishandling of Confidential Business Information may result in termination of this Contract and Mr. Morgan's employment for cause and in other appropriate actions. Mr. Morgan agrees that his obligation not to reveal Confidential Business Information will remain in force permanently, notwithstanding that Mr. Morgan's authorization to handle Confidential Business Information is revoked while still under contract to Advantage, or as a result of the termination of this Contract or Mr. Morgan's employment.

   Except as Advantage may require or otherwise consent to in writing, Mr. Morgan shall not, at any time during or subsequent to the termination of this Contract disclose or use in any way any information or knowledge or data received or developed while providing services to Advantage, including but not limited to, plans, designs, formulas, business processes, methods, test data, inventions, discoveries, computer programs, customer/client lists, prospect lists, financial information, and trade secrets of Advantage or its customers (collectively, "Confidential Business Information").

   In addition to any other remedies Advantage may have at law or in equity, Mr. Morgan agrees that Advantage will be entitled to a restraining order, injunction, or similar remedy to enforce the terms of this Section and Mr. Morgan's obligation under Section 4(e) to return property of Advantage, as well as all reasonable attorneys' fees, costs, and other expenses incurred to enforce this Section. The duty to arbitrate disputes under this Contract shall not apply to any claim for a violation of this Section or Mr. Morgan's obligation under
Section 4(e) to return property of Advantage. The obligations of Mr. Morgan under this Section shall survive the termination of this Contract or any reason.

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   7. INDEMNIFICATION. Advantage shall indemnify Mr. Morgan for any and all acts or omissions of Mr. Morgan related in any way to his employment with Advantage, provided Mr. Morgan acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of Advantage, and with the care that an ordinary prudent person in a like position would use under similar circumstances. Notwithstanding the preceding sentence, Advantage shall not be obligated to indemnify Mr. Morgan when such indemnification would be contrary to law or public policy or appropriate ethical standards.

   8. VALIDITY. The invalidity or unenforceability of any particular provision of this Contract shall not affect the validity or enforceability of any other provision contained in the Contract.

   9. CHOICE OF LAW. This Contract and the interpretation of each of its provisions shall be governed by the laws of the State of Ohio and the venue of any dispute or litigation shall be Wyandot County, Ohio. The rights of the parties under this Contract will likewise be governed by the laws of the State of Ohio.

   10. ENTIRE CONTRACT. This Contract contains the complete agreement between the parties with respect to the subject matter of this Contract. The provisions of this Contract are solely for the benefit of the parties to this Contract and not for the benefit of any other persons or legal entities.

   11. ASSIGNMENT. This Contract is binding on and inures to the benefit of successors and assigns of Advantage. This Contract shall continue as a matter of law in the event of a merger or consolidation of Advantage, and shall not be deemed to be terminated in the event of an affiliation or combination other than a merger or consolidation. Should there be such an affiliation or combination and the successor entity fails to or refuses to honor the terms and conditions of this Contract, this Contract shall be deemed terminated by Advantage without cause.

   12. AMENDMENTS. No representations have been made between Advantage and Mr. Morgan concerning the terms, conditions, and agreements of the contractual relationship covered by this Contract other than those representations contained in this Contract and no representations made during the course of performance of services under this Contract can alter any of the provisions of this Contract. This Contract supersedes any and all prior contracts and understandings between Advantage and Mr. Morgan and may not be orally changed, waived, or amended. No change, waiver, or amendment in any form shall be binding unless signed in writing by the Chair of the Board of Advantage and Mr. Morgan.

   13. ARBITRATION. Advantage and Mr. Morgan agree to work in good faith to resolve any disputes arising under this Contract. Any controversy or claim arising out of or relating to the interpretation or application of this Contract, or any breach hereof, shall be settled by arbitration in Wyandot County in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator (s) shall be final and binding on the parties hereto and may be entered in any court having jurisdiction thereof.

   IN WITNESS WHEREOF, the parties hereto have executed this Contract effective as of the day and year first above written.

                          ADVANTAGE FINANCE, INC.

_______________________________   By _____________________________________
Tracy Morgan                         Chair of the Board of Directors

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